Exhibit 8.1

Weatherford International Limited
Alpenstrasse 15
6300 Zug
Switzerland

April 2, 2014

Dear Sirs

Weatherford – Irish Tax Considerations of the Merger

We act as Irish counsel for Weatherford International Limited (“Weatherford Ireland”), a limited liability company incorporated under the laws of Ireland, in connection with the proposed merger of Weatherford International Ltd. ("Weatherford Switzerland"), the current Swiss holding company of the Weatherford Group, with and into Weatherford Ireland (the “Merger”) as described in Weatherford Ireland’s registration statement on Form S-4 (“Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on April 2, 2014. We are providing this opinion on the material Irish tax considerations of the Merger and subsequent operations for (i) Weatherford Ireland and (ii) certain non-Irish resident or ordinarily resident beneficial owners of Weatherford Switzerland shares who receive Weatherford Ireland ordinary shares pursuant to the Merger and who are the beneficial owners of such Weatherford Ireland ordinary shares. This opinion is being furnished to you at your request. Capitalised terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

In connection with this opinion we have examined the documents listed in Exhibit 1. We have relied upon statements, representations, and covenants made by Weatherford Ireland and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, (iv) Weatherford Ireland is from incorporation and continues to be tax resident in Switzerland on the basis that its place of effective management is in Switzerland, and (v) that the Merger will be consummated as described in the Registration Statement. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

Our opinion is based on (i) the current provisions of Irish tax law and the regulations there under in effect on the date hereof, (ii) all judicial decisions interpreting such provisions reported before the date hereof, (iii) all proposed amendments to Irish tax law and the regulations there under announced or released by Ireland prior to the date hereof, (iv) our understanding of the current administrative policies and assessment practices of the Irish tax authorities, and (v) confirmations by the competent Irish tax authorities in regard to certain Irish stamp duty matters. It is possible that changes could be made to such legislation, regulations, proposed amendments, administrative policies and assessment practices and confirmations after the date of the Registration Statement. Such changes could affect our opinion and the accuracy of the Irish tax discussion under the heading “Material Tax Considerations – Irish Tax Considerations” (the “Irish Tax Discussion”). We do not undertake to inform you of any such changes to legislation, regulations, proposed amendments, administrative policies or assessment practices or of any judicial decision practices after the date of the Registration Statement, which may affect our opinion. We express no opinion on any matters different from Irish tax matters and we express no opinion on the correctness or completeness of the Registration Statement.

Subject to the foregoing, it is our opinion that the Irish Tax Discussion is accurate, complete and fair in all material respects with regard to the matters described therein. Our opinion is based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Irish Tax Discussion.

The opinion set forth above does not address all of the Irish tax consequences of the Merger and subsequent operations for Weatherford Ireland and the shareholders thereof. Except as expressly set forth above, we express no other opinion, including any opinion as to the Irish tax consequences of the Merger and subsequent operations for Weatherford Ireland and the shareholders thereof. Our opinion represents only our interpretation of the tax laws and has no binding, legal effect on, without limitation, the Irish tax authorities or any court. It is possible that contrary positions may be asserted by the Irish tax authorities and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise the opinion to reflect any changes, including changes which have retroactive effect, (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

This letter is furnished to you for use in connection with the Merger and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

This opinion shall be governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ Matheson

Matheson

Exhibit 1: Documents examined for the purposes of the opinion

▪	Form S-4.

▪	Merger Agreement.

▪	Composition Agreement.

▪	Letter from Matheson to Seamus Carey, Office of the Revenue Commissioners, dated 22 November 2013.

▪	Letter from Victor Fairbrother, Revenue Technical Services, Dublin Stamping District, to Matheson dated 2 December 2013.

▪	Letter from Matheson to Victor Fairbrother, Revenue Technical Services, Dublin Stamping District dated 18 March 2014.

▪	Letter from Victor Fairbrother, Revenue Technical Services, Dublin Stamping District to Matheson dated 27 March 2014.